UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report

June 28, 2006

(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3760 River Run Drive Birmingham, Alabama	35243
(Address of principal executive offices)	(Zip Code)

(205) 970-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;

Item 1.03 Bankruptcy or Receivership; and

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 28, 2006, Vesta Insurance Group, Inc. (“Vesta”) and the following Texas-domiciled insurance subsidiaries of Vesta (the “Texas Subsidiaries”) agreed with the Texas Department of Insurance that the Texas Subsidiaries would be placed into court-ordered rehabilitation in Texas:

•	Vesta Fire Insurance Corporation;

•	Vesta Insurance Corporation;

•	The Shelby Insurance Company;

•	Shelby Casualty Insurance Corporation;

•	Texas Select Lloyds Insurance Company; and

•	Select Insurance Services, Inc. (attorney in fact for Texas Select Lloyds).

On June 28, 2006, the District Court of Travis County, Texas entered the Agreed Order Appointing Rehabilitator and Permanent Injunction (the “Texas Order”) appointing the Texas Commissioner of Insurance as Rehabilitator. The Texas Order is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the Texas Order, title to the assets of the Texas Subsidiaries is vested in the Rehabilitator, who is authorized to, among other things, control the Texas Subsidiaries’ property, conduct their business, administer their operations and exercise all power and authority under applicable Texas law. The Texas Order enjoins the Texas Subsidiaries and their agents (including Vesta) from, among other things, controlling or influencing the Texas Subsidiaries’ business, except through the authority of the Rehabilitator or his designees, or from interfering with the conduct of the Texas proceeding. The Texas Order includes an automatic stay with respect to actions against the Texas Subsidiaries or their property, as well as a 90-day stay with respect to actions against persons insured by the Texas Subsidiaries.

On June 30, 2006, Florida Select Insurance Company and Hawaiian Insurance & Guaranty, Ltd., insurance subsidiaries of Vesta domiciled in Florida and Hawaii, respectively, also consented to the entry of similar orders (collectively with the Texas Order, the “Orders”). The Circuit Court of the Second Judicial Circuit in and for Leon County, Florida entered a Consent Order Appointing the Florida Department of Financial Services as Receiver for Purposes of Rehabilitation, Injunction and Notice of Automatic Stay with respect to Florida Select. The Circuit Court of the First Circuit, State of Hawaii entered a Stipulated Rehabilitation Order with respect to Hawaiian Insurance & Guaranty.

Under the Indenture, dated as of July 19, 1995, between Vesta and SouthTrust Bank of Alabama, National Association, as trustee, and the Supplemental Indenture thereto, also dated as of July 19, 1995 (the “1995 Indenture”), governing Vesta’s 8- 3/4% Senior Debentures due 2025 (the “2025 Debentures”), the Orders may constitute an Event of Default pursuant to Section 5.1(7) of the 1995 Indenture. Under the 1995 Indenture, if an Event of Default occurs and is continuing, then the trustee or the holders of 25% in principal amount of the outstanding 2025 Debentures may declare outstanding amounts under the 2025 Debentures to be immediately due and payable, except that no such declaration shall be required upon the occurrence of an Event of Default specified in Section 5.1(7). Vesta is obligated to pay accelerated amounts upon demand of the trustee. As of June 28, 2006, the principal amount due to third parties under the 2025 Debentures is approximately $69.1 million, of which approximately $13.2 million is held by Vesta’s subsidiary Vesta Fire Insurance Corporation, with accrued but unpaid interest due to third parties of approximately $3 million, of which approximately $575,000 is due to Vesta Fire.

The 1995 Indenture is filed as exhibits to Vesta’s Form 10-K for the year ended December 31, 1995, filed on March 28, 1996 (File No. 1-12338).

Under the Indenture dated as of January 31, 1997 (as heretofore amended and supplemented, the “1997 Indenture”) and the Amended & Restated Declaration of Trust dated January 31, 1997 (as heretofore amended and supplemented, the “Trust Agreement”) among Vesta Insurance Group, Inc., and Wilmington Trust Company, as trustee, relating to the Capital Securities issued by Vesta Capital Trust I (the Trust Preferred Securities”) and the 8.525% Junior Subordinated Deferrable Interest Debentures issued by Vesta (the “2027 Debentures”), the Orders may constitute an Event of Default pursuant to Section 5.01(e) of the 1997 Indenture and under the related Trust Agreement. Under the 1997 Indenture and related Trust Agreement, if an Event of Default occurs and is continuing, then the trustee or the holders of 25% in principal amount of the outstanding 2027 Debentures may declare outstanding amounts under the 2027 Debentures to be immediately due and payable.

The 1997 Indenture, along with the related Trust Agreement, are filed as exhibits to Vesta’s Form 10-Q for the period ended March 31, 1997, filed on May 13, 1997.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1      Agreed Order Appointing Rehabilitator and Permanent Injunction

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of July 5, 2006.

VESTA INSURANCE GROUP, INC.

By:	/s/ Donald W. Thornton
Its:	Senior Vice President —
General Counsel and Secretary